Exhibit 99.2

PricewaterhouseCoopers LLP
Report of Independent Accountants	PricewaterhouseCoopers Center 300 Madison Avenue New York NY 10017 Telephone (646) 471 3000 Facsimile (_13) 28_ _000

Chase Manhattan Bank USA, N.A., Transferor and Servicer

We have examined management’s assertion, included in the accompanying Management Report on Internal Control over Servicing of Securitized Credit Card Receivables, that Chase Manhattan Bank USA, NA (the “Bank”), as servicer of the Wachovia Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of October 31, 2004, based upon the criteria for effective internal control established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank’s management is responsible for maintaining effective internal control over servicing of securitized credit card receivables. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over servicing of the securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing of securitized credit card receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that Chase Manhattan Bank USA, NA, as servicer of the Wachovia Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of October 31, 2004, is fairly stated, in all material respects, based upon the criteria for effective internal control established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

December 30, 2004

Exhibit I

Chase Card Services	Mall Code DE1_1001
201 North Walnut Street
Wilmington, DE 1_801

December 30, 2004

Management Report on Internal Control over

Servicing of Securitized Credit Card Receivables

Management of Chase Manhattan Bank USA, NA (the “Bank”), as Servicer of the Wachovia Credit Card Master Trust, is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables, which is designed to provide reasonable assurance regarding the proper servicing of securitized credit card receivables.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Bank, as Servicer of the Wachovia Credit Card Master Trust, assessed its internal control over servicing of securitized credit card receivables as of October 31, 2004 in relation to the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment management believes that the Bank, as Servicer of the Wachovia Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of October 31, 2004, based on the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Raymond Fischer
Raymond Fischer Chief Financial Officer Chase Manhattan Bank USA, NA

/s/ Keith Schuck
Keith Schuck President Chase Manhattan Bank USA, NA